Exhibit 99.1

FOR IMMEDIATE RELEASE	For Further Information:
Jill Peters, Investor Relations Contact (310) 893-7456 or investorrelations@kbhome.com Susan Martin, Media Contact (310) 231-4142 or smartin@kbhome.com

KB HOME ELECTS JAMES C. (“RAD”) WEAVER TO ITS BOARD OF DIRECTORS
LOS ANGELES (October 10, 2017) – KB Home (NYSE: KBH) today announced the election of James C. (“Rad”) Weaver to its board of directors on October 5, 2017. The addition of Mr. Weaver expands the board to 10 members, nine of whom are independent. Mr. Weaver was also appointed to the board’s audit and compliance committee.
“We are excited to welcome Rad to our board of directors. He is a leader with considerable experience across a broad range of industries, and brings to the board valuable insight on economic and regulatory policymaking, further enhancing its capabilities,” said Jeffrey Mezger, chairman, president and chief executive officer. “In addition to his impressive professional achievements and significant community involvement, Rad has a substantial presence and is well-regarded in Texas, KB Home’s largest market by homes delivered.”
Since 2006, Mr. Weaver has been the Chief Executive Officer of McCombs Partners, the investment management division of McCombs Enterprises, overseeing the implementation of the firm’s investment strategies, including management of its direct investments in private operating businesses.  He began his career at McCombs as an investment analyst in 2000.  Mr. Weaver also serves as the Chair Pro Tem of the San Antonio Branch of the Federal Reserve Bank of Dallas; a member of The University of Texas System Board of Regents, The University of Texas Development Board, The University of Texas Chancellor’s Council, The University of Texas Investment Management Company Board, the McCombs School of Business Advisory Board, and the Texas Business Leadership Council; the Chair of the San Antonio Chamber of Commerce; a Trustee of St. Mary’s Hall; and a director of several private companies, including Circuit of the Americas, Cox Enterprises, Inc. and Southern Towing Company.
About KB Home
KB Home (NYSE: KBH) is one of the largest and most recognized homebuilders in the United States and an industry leader in sustainability, building innovative and highly energy- and water-efficient new homes. Founded in 1957 and the first homebuilder listed on the New York Stock Exchange, the Company has built nearly 600,000 homes for families from coast to coast. Distinguished by its personalized homebuilding approach, KB Home lets each buyer choose their lot location, floor plan, décor choices, design features and other special touches that matter most to them. To learn more about KB Home, call 888-KB-HOMES, visit www.kbhome.com or connect on Facebook.com/KBHome or Twitter.com/KBHome.

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